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                                                                      EXHIBIT 12

                             UNION CAMP CORPORATION
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                             (THOUSANDS OF DOLLARS)

                                  SIX MONTHS
                                    ENDED
                                   JUNE 30,                           YEAR ENDED DECEMBER 31,
                                  ----------      ----------------------------------------------------------------
                                     1997           1996          1995          1994          1993          1992
                                  ----------      --------      --------      --------      --------      --------

Income Before Income Taxes,
  Minority Interest,
  Extraordinary Item and
  Accounting Changes............   $ 40,971       $151,045      $730,857      $195,164      $100,138      $ 65,410
Adjustments:
     Capitalized Interest.......     (4,192)        (4,462)       (8,867)      (21,628)       (8,206)      (13,380)
     Amortization of Capitalized
       Interest.................      8,494         16,397        16,635        14,947        14,125        13,329
                                  ----------      --------      --------      --------      --------      --------
          Total.................   $ 45,273       $162,980      $738,625      $188,483      $106,057      $ 65,359
                                  ----------      --------      --------      --------      --------      --------
Fixed Charges:
     Interest & amortization of
       debt discount and expense
       and premium on all
       indebtedness.............   $ 63,215       $116,748      $122,572      $130,800      $133,117      $149,620
     Imputed Interest on
       non-capitalized lease
       payments.................      6,519         13,038        11,774        11,297         9,664        10,100
                                  ----------      --------      --------      --------      --------      --------
          Total Fixed Charges...   $ 69,734       $129,786      $134,346      $142,097      $142,781      $159,720
                                  ----------      --------      --------      --------      --------      --------
          Total Earnings........   $115,007       $292,766      $872,971      $330,580      $248,838      $225,079
                                  ----------      --------      --------      --------      --------      --------
                                  ----------      --------      --------      --------      --------      --------
Ratio of Earnings to Fixed
  Charges.......................        1.6            2.3(A)        6.5           2.3(B)        1.7           1.4(C)
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 (A) Included in earnings for 1996 was a $46.9 million special charge ($28.9 million after-tax) to operating income. Included in the charge was $21.0 million for employee severance costs, $18.4 million for asset writedowns, and $7.5 million for other expenses, as disclosed in Note 2 to the
     Company's consolidated financial statements as incorporated by reference in its Annual Report on Form 10-K for 1996. If such charge had not occurred, the ratio of earnings to fixed charges would have been 2.6.

 (B) Included in earnings for 1994 was a $34.7 million pre-tax gain on the sale of a 32% interest in the Company's Bush Boake Allen flavor and fragrance subsidiary, partially offset by a non-recurring charge of $14 million to reflect the write down of the carrying value of certain non-strategic assets and an $11.7 million charge to reflect the Company's decision to withdraw from the retail paper bag business.

 (C) Included in earnings for 1992 was a non-recurring charge of $57 million to cover estimated costs to enhance workplace safety as disclosed in Note 2 to the Company's consolidated financial statements as incorporated by reference in its Annual Report on Form 10-K for 1992. If such charges had not occurred, the ratio of earnings to fixed charges would have been 1.8.




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